CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Notes	$1,500,000,000	$174,150

PROSPECTUS Dated January 23, 2009	Pricing Supplement Number: 5016 Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT Dated January 23, 2009	Dated April 4, 2011 Registration Statement: No. 333-156929

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.
Issuer:	General Electric Capital Corporation
Trade Date:	April 4, 2011
Settlement Date (Original Issue Date):	April 7, 2011
Maturity Date:	April 7, 2014
Principal Amount:	US $1,500,000,000
Price to Public (Issue Price):	100.00%
Agents Commission:	0.20%
All-in Price:	99.80%
Net Proceeds to Issuer:	US $1,497,000,000
Interest Rate Basis (Benchmark):	3-month LIBOR, as determined by Reuters
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	Plus 0.63%
Index Maturity:	Three Months
Interest Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on the 7th day of each January, April, July and October, commencing July 7, 2011 and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

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Filed Pursuant to Rule 424(b)(3)
Dated April 4, 2011
Registration Statement No. 333-156929

Interest Determination Date:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360, Modified Following Adjusted
Business Day Convention:	New York
Denominations:	Minimum of $2,000 with increments of $1,000 thereafter.
CUSIP:	36962G5B6
ISIN:	US36962G5B66
Common Code:	061612521

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.200% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Barclays Capital Inc.	$487,500,000
Deutsche Bank Securities Inc.	$487,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$487,500,000
Co-Managers:
Aladdin Capital LLC	$7,500,000
Blaylock Robert Van, LLC	$7,500,000
CastleOak Securities, L.P.	$7,500,000
Samuel Ramirez & Co., Inc.	$7,500,000
The Williams Capital Group, L.P.	$7,500,000
Total	$1,500,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Filed Pursuant to Rule 424(b)(3)
Dated April 4, 2011
Registration Statement No. 333-156929

Additional Information

General

At the year ended December 31, 2010, we had outstanding indebtedness totaling $397.992 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year, and excluding bank deposits and non-recourse borrowings of consolidated securitization entities. The total amount of outstanding indebtedness at December 31, 2010, excluding subordinated notes and debentures payable after one year, was equal to $388.418 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,
2006	2007	2008	2009	2010
1.63	1.56	1.24	0.85	1.13

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, noncontrolling interests, discontinued operations and undistributed earnings of equity investees.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which we believe is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.